UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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South Jersey Industries, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014 Proxy Statement and
Notice of Annual Meeting of Shareholders

1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 24, 2014

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”)   Annual Meeting of Shareholders will be held at Stockton Seaview Hotel and Golf Club, Bayview Room, 401 South New York Road, Galloway, New Jersey, on April 24, 2014, at 9:15 a.m., Eastern Time for a continental breakfast and at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect 11 director nominees who are named in the accompanying proxy statement (term expiring 2015).

2.	To hold an advisory vote to approve executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2014.

4.	To approve an amendment to the Certificate of Incorporation to make the provisions of Section 14A:3-6.1 to

14A:3-6.9 of the New Jersey Business Corporation Act relating to derivative proceedings and shareholder class actions, applicable to the Company.

5.	To transact other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on February 24, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
Gina Merritt-Epps

General Counsel & Corporate Secretary

Folsom, NJ
March 24, 2014

YOUR VOTE IS IMPORTANT

PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED
ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on April 24, 2014
The Proxy Statement, the Proxy Card and the Annual Report to Shareholders
are available at www.sjindustries.com click on Investors > Financial Reporting

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	April 24, 2014
Time:	9:15 a.m. - doors will open to the public for continental breakfast 10:00 a.m. - meeting begins 11:00 a.m. - meeting adjourns
Place:	Stockton Seaview Hotel and Golf Club, Bayview Room 401 South New York Road Galloway, New Jersey Please see the back of the Proxy for parking instructions.
Admission to the meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Record Date:	February 24, 2014
Agenda:
Election of 11 directors each to serve a term of one year

Approval, on an advisory basis, of our executive compensation

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014

Approval of  the amendment to the Certificate of Incorporation relating to derivative proceedings and shareholder class actions

Transaction of any other business that may properly come before the meeting

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.

Proposal No.	Description of Proposal	Board’s Recommendation

1	Election of eleven director candidates nominated by the Board, each to serve a one-year term	FOR
2	Approval, on an advisory basis, of our executive compensation	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014	FOR
4
Approval of  the amendment to the Certificate of Incorporation to make the provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act applicable to SJI. When implemented, the new statute will assist SJI in avoiding frivolous derivative lawsuits and the associated expenses.
FOR

In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Votes Required for Approval

The table below summarizes the votes required for approval of each matter to be brought before the annual meeting, as well as the treatment of abstentions and broker non-votes.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non Votes

1	Election of directors	Plurality of votes cast	Not applicable	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable
4	Approval of the amendment to Certificate of Incorporation	Majority of votes cast	No effect	Not taken into account

Director Nominees

The Board is comprised of: nine independent directors; our Chairman, who is also our Chief Executive Officer; and our President. The following table provides summary information about each director nominee, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards and our Corporate Governance Guidelines. Each director is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation	Independent	Positions/Committee Memberships
Sarah M. Barpoulis	49	2012	Owner of Interim Energy Solutions, LLC	Yes	1, 4
Thomas A. Bracken	66	2004	President, New Jersey Chamber of Commerce	Yes	1, 3, 5*
Keith S. Campbell	59	2000	Chairman of the Board, Mannington Mills, Inc.	Yes	2*, 3, 5
Victor A. Fortkiewicz	62	2010	Of Counsel, Cullen and Dykman, LLP	Yes	4, 5
Edward J. Graham	57	2004	Chairman of the Board and CEO, South Jersey Industries	No	3*
Sheila Hartnett-Devlin, CFA	55	1999	Senior Vice President, American Century Investments	Yes	1*, 2, 3
Walter M. Higgins III	69	2008	President and CEO at Ascendant Group Ltd. and President and CEO of Bermuda Electric Light Company Limited	Yes	1, 3, 4*
Sunita Holzer	52	2011	Executive Vice President, Chief Human Resources Officer, CSC	Yes	2, 5
Joseph H. Petrowski	60	2008	Managing Partner and Founder, Mercantor Partners, LLC	Yes	1, 3, 4
Michael J. Renna	46	2014	President and COO, South Jersey Industries	No
Frank L. Sims	63	2012	Retired, Corporate Vice President and Platform Leader, Cargill, Inc.	Yes	1, 2

Key to Committee Memberships:

1	Audit Committee
2	Compensation Committee
3	Executive Committee
4	Governance Committee
5	Corporate Responsibility Committee
*	Committee Chair

GENERAL INFORMATION

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its 2014 Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 24, 2014, at 10:00 a.m. at Stockton Seaview Hotel and Golf Club, 401 South New York Road, Galloway, New Jersey. The approximate date proxy materials will be sent to shareholders is March 24, 2014. A copy of the proxy statement, proxy card and Annual Report to shareholders are available on our website at www.sjindustries.com under the heading “Investors”.

PROXY SOLICITATION

The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Corporate Secretary or company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 24, 2014 may vote at the meeting. On that date, the Company had 32,741,343 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the meeting’s business. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Shareholders elect Directors by a plurality vote of all votes cast at the meeting. The other actions proposed herein require the affirmative vote of a majority of the votes cast at the meeting. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the New Jersey Business Corporation Act. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the proxy voting.  If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, the persons named in the accompanying proxy card intend to vote the proxy according to their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

Other Matters

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders that is received by the Company after November 24, 2014 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2014 Annual Meeting.

PROPOSAL 1

DIRECTOR ELECTIONS

At the Annual Meeting, directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Edward J. Graham, Sheila Hartnett-Devlin, Walter M. Higgins, III, Sunita Holzer, Joseph H. Petrowski, Michael J. Renna and Frank L. Sims. The Board of Directors currently consists of 11 members. All nominees are currently serving as directors. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee, and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: accounting; corporate governance; enterprise leadership; enterprise and/or risk management; executive compensation; finance/financial management; human resources; political/governmental; legal; and utility/energy. The Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Governance Committee determined the following directors should be elected for the 2014 - 2015 term.

Sarah M. Barpoulis
Age: 49 Director since 2012 Owner of Interim Energy Solutions, LLC, Potomac, MD
Skills and Qualifications:

Director Barpoulis’ areas of expertise include corporate governance, energy and enterprise risk management, enterprise leadership, executive compensation, finance/financial management, strategic/business planning, tradable commodities, and utility/energy industry.

Director Barpoulis is a financial expert as defined by the SEC.

She has also received a Certificate of Director Education from the National Association of Corporate Directors.

SJI Boards and Committees:

Governance Committee

Audit Committee

Director of South Jersey Energy Company

Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC

Since 2003, Ms. Barpoulis has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to February 2003 she held several positions with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc., last serving as Vice President, Commercial Operations and Trading in 2000. Ms. Barpoulis serves on the following boards: Director, SemGroup Corporation; and was previously a director of Reliant Energy, Inc.

Thomas A. Bracken
Age: 66 Director since 2004 President, New Jersey Chamber of Commerce, Trenton, NJ
Skills and Qualifications:

Director Bracken’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, finance/financial management, and political/governmental.

Director Bracken is a financial expert as defined by the SEC.
SJI Boards and Committees: Audit Committee Executive Committee Chairman of the Corporate Responsibility Committee Director of South Jersey Gas Company
Mr. Bracken has served as president of the New Jersey Chamber of Commerce since February 2011; president of TriState Capital Bank-New Jersey from January 2008 to February 2011; as president and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bancorp, Inc., from 2001 to 2007; as executive director of the Public Sector Group, First Union Bank from 2000 to 2001; and, as executive vice president, head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank from 1998 to 2000. Mr. Bracken is the: former director of Rome Financial Corp.; former chairman, Economic Development Corporation of Trenton, Trenton, NJ; former chairman, New Jersey Chamber of Commerce; and former chairman, New Jersey Bankers Association. Currently, Mr. Bracken serves on the following boards: director and chairman, N.J. Alliance for Action Foundation; director, NJ Alliance for Action; director, Public Media NJ; director, Rutgers Cancer Institute of N.J. Foundation; director, Solix, Inc.; president, Bedens Brook Club; member, advisory board, Investors Bankcorp.

Keith S. Campbell
Age: 59 Director since 2000 Chairman of the Board, Mannington Mills, Inc., Salem, NJ
Skills and Qualifications:

Director Campbell’s areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, human resources and sales/marketing.

SJI Boards and Committees:

Corporate Responsibility  Committee

Executive Committee

Chairman of the Compensation Committee

Director of South Jersey Energy Company

Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Campbell has served as chairman of the board for Mannington Mills, Inc. since 1995 and as director on the Federal Reserve Bank of Philadelphia from 2008 to 2013. Mr. Campbell serves on the following boards: board member, Rowan University, Glassboro, NJ; director, Skytop Lodge, Inc.

Victor A. Fortkiewicz
Age: 62 Director since 2010 Of Counsel, Cullen and Dykman, LLP, New York, NY
Skills and Qualifications:

Director Fortkiewicz’ areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, legal, political/governmental, and the utility/energy industry.
SJI Boards and Committees: Corporate Responsibility Committee Governance Committee Director of South Jersey Gas Company
Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010; as assistant counsel, Office of the Governor in 2005; and as president and director, NUI Utilities & Elizabethtown Gas Company from 2003 to 2004.

Edward J. Graham
Age: 57 Director since 2004 Chairman of the Board and CEO, South Jersey Industries, Folsom, NJ
Skills and Qualifications:

Director Graham’s areas of expertise include corporate governance, energy risk management, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, regulatory, and the utility/energy industry.

Director Graham is a financial expert as defined by the SEC.

Having served as the Company’s CEO since 2005, Mr. Graham has significant knowledge regarding the Company’s business and structure.

SJI Boards and Committees: Chairman of SJI’s Executive Committee Chairman of South Jersey Industries Chairman of South Jersey Gas Company
Mr. Graham has served as chairman of the board since April 2005. He has been chairman of South Jersey Gas Company since April 2012. He has served as chairman and CEO of SJI since January 2014; and as member of the Executive Committee of Energenic-US, LLC. He previously served as president and CEO of SJI from February 2004 to January 2014 and as President and CEO of South Jersey Gas Company from February 2004 to April 2012. He previously served as president of South Jersey Gas Company from 2003 to 2004; as president of South Jersey Energy Company from 2000 to 2003; as vice president of SJI from 2000 to 2001; as senior vice president, Energy Management, South Jersey Gas Company from 1998 to 2000. Mr. Graham serves on the following boards: director, Federal Reserve Bank of Philadelphia; director of Choose New Jersey; director, New Jersey Manufacturers Insurance Company; director, New Jersey Business & Industry Association; director, the United Way of Greater Philadelphia and Southern New Jersey; serves on Drexel University’s Energy and Environment Council; member, William J. Hughes Center for Public Policy; and member, Lloyd Levenson Institute of Gaming, Hospitality & Tourism.

Sheila Hartnett-Devlin, CFA
Age: 55 Director since 1999 Senior Vice President, American Century Investments, New York, NY
Skills and Qualifications:

Director Hartnett-Devlin’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, and finance/financial management.

Director Hartnett-Devlin is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Compensation Committee

Chairman of the Audit Committee

Director of South Jersey Energy Company

Executive Committee member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Ms. Hartnett-Devlin has been vice president, American Century Investments since 2008 and senior vice president since 2011. She was a managing director with Cohen, Klingenstein & Marks, Inc.  from September 2005 to 2008; she held several positions with Fiduciary Trust Company International beginning in 1980: executive vice president from 1997 to 2004; senior vice president from 1991 to 1997; vice president from 1985 to 1991; and, chairman, Global Investment Committee from 1996 to 2004. She is a member of the NY Society of Security Analysts. She was also a member of the Investment Policy Committee of Fiduciary Trust Company International from 1995 to 2004. Ms. Hartnett-Devlin serves on the following boards: director, Mannington Mills, Inc.

Walter M. Higgins III
Age: 69 Director since 2008 President and CEO, Ascendant Group Ltd. and President and CEO, Bermuda Electric Light Company Ltd., Bermuda
Skills and Qualifications:

Director Higgins’ areas of expertise include corporate governance, energy production, energy risk management, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, human resources, and the utility/energy industry.

Director Higgins is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Audit Committee

Chairman of the Governance Committee

Lead Independent Director since 2010

Director of South Jersey Energy Company

Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Higgins has been the President and CEO at Ascendant Group Ltd. since May 2012 and President and CEO of Bermuda Electric Light Company Limited since September 2012. He is the retired chairman, president, and CEO of Sierra Pacific Resources (now called NVEnergy). Mr. Higgins serves as a member of the board of AEGIS.

Sunita Holzer
Age: 52 Director since 2011 Executive Vice President, Chief Human Resources Officer, CSC, Falls Church, VA
Skills and Qualifications:

Director Holzer’s area of expertise include corporate governance, enterprise leadership, executive compensation, human resources, organizational development, and succession planning.

SJI Boards and Committees: Compensation Committee Corporate Responsibility Committee Director of South Jersey Gas Company
Ms. Holzer has served as executive vice president and chief human resources officer, CSC since June 2012 and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is an advisory board member, National Council for Research on Women and the Chair of the CSC Charitable Foundation.

Joseph H. Petrowski
Age: 60 Director since 2008 Managing Partner and Founder, Mercantor Partners, LLC, Framingham, MA
Skills and Qualifications:

Director Petrowski’s areas of expertise include corporate governance, energy risk management, enterprise leadership, enterprise risk management, environmental, executive compensation, finance/financial management, sales/marketing and the utility/energy industry.

Director Petrowski is a financial expert as defined by the SEC.

SJI Boards and Committees:

Executive Committee

Audit Committee

Governance Committee

Director of South Jersey Energy Company

Chairman, South Jersey Energy Solutions, LLC

Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Petrowski is the former CEO of the Gulf Oil/Cumberland Farms Groups. Mr. Petrowski is a Trustee of Boston College High School and Trinity Catholic Academy.

Michael J. Renna
Age: 46 Director since 2014 President and COO, South Jersey Industries, Folsom, NJ
Skills and Qualifications:

Director Renna’s areas of expertise include enterprise leadership; enterprise and/or risk management; finance/financial management; political/governmental; and utility/energy.

SJI Boards and Committees:

Director of South Jersey Energy Company

Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Mr. Renna has been President and Chief Operating Officer of South Jersey Industries, Inc. since January 2014. He has served as President of South Jersey Energy Solutions since April 2011; as President of South Jersey Energy Company since 2004; as President of Marina Energy LLC since April 2011; as President of South Jersey Energy Service Plus, LLC since April 2007; as President of SJESP Plumbing Services, LLC since 2011; as President of South Jersey Resources Group, LLC since 2012; and as member of Executive Committee of Energenic-US, LLC since 2008. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; as Vice President of South Jersey Industries, Inc. from 2004 to 2013; as Chief Operating Officer of South Jersey Energy Solutions, LLC from 2005 to 2011; as Vice President of SJESP Plumbing Services, LLC from 2007 to 2011; as Vice President of South Jersey Resources Group, LLC from 2008 to 2010.

Frank L. Sims
Age: 63 Director since 2012 Retired, Corporate Vice President and Platform Leader, Cargill, Inc., Minneapolis, MN
Skills and Qualifications:

Director Sims’ areas of expertise include corporate governance, enterprise leadership, enterprise risk management, executive compensation, finance/financial management, and human resources.

Director Sims is a financial expert as defined by the SEC.
SJI Boards and Committees: Compensation Committee Audit Committee Director of South Jersey Gas Company
Mr. Sims has served as board member, PolyMet Mining Co. since 2008; board member, Piper Jaffray Co. from 2004 to June 2013; chairman of board, The Minneapolis Federal Reserve Bank from 2005 to 2007; corporate vice president and platform leader, Cargill, Inc. from 2002 to 2007.

The Board of Directors recommends a vote “FOR” each of the above nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation which creates shareholder value. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is generally aligned with the Company’s performance on both a short-term and a long-term basis. Our performance over the last 10 years provides evidence that our executive compensation policies and procedures were effective in furthering these objectives. We have outperformed the S&P 500 index in seven of the last 10 years and we compare favorably to the S&P Utility index over the same period. We have also outperformed our peer group in terms of total shareholder return in five of the last 10 years.

For 2013, the executive compensation policies and procedures for our named executive officers consisted of base salary, annual cash awards and long-term incentive compensation. The annual cash awards and long-term incentive compensation were again directly linked to the achievement of predefined short-term and long-term performance as follows:

•	Annual cash awards are paid based on both Company and individual performance, tied to earnings per share, financial performance of subsidiaries, and individual goals.

•
Long-term incentive compensation consists of performance-based restricted stock grants which are earned based on the Company’s relative total shareholder return and earnings per share growth, both measured against our peer group over a 3-year period.

We believe these components of compensation for our named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Specifically, if the Company’s performance results meet or exceed pre-established performance targets, named executive officers have an opportunity to realize significant additional compensation through annual cash awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock which align with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and will drive shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 19 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Under SEC rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulations S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulations S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, reappointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2014. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm during 2013. During 2013, the audit services performed for the Company consisted of audits of the Company’s and its subsidiaries’ financial statements and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

PROPOSAL 4

APPROVAL OF PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

The Board of Directors proposes that the Company’s Certificate of Incorporation be amended such that certain provisions of the New Jersey Business Corporation Act that were recently enacted into law related to shareholder derivative proceedings in New Jersey are applicable to the Company.

On January 24, 2014, the Board adopted resolutions approving an amendment of the Certificate of Incorporation that, subject to shareholder approval, will add language to the Certificate of Incorporation to make applicable to the Company the provisions of recently adopted Sections 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act.

The newly adopted law repealed the previous law regarding actions brought by a shareholder in the right of a corporation (so-called derivative actions), and supplements the New Jersey Business Corporation Act with revised requirements for derivative proceedings. The statute retains the substantive provisions of the repealed section. Certain provisions of the statute are also applicable to shareholder class actions against a corporation or its directors arising out of breach of duty imposed by New Jersey statutory or common law. The revised statute increases the value of a plaintiff’s shareholdings necessary to avoid posting security for expenses for which it may become liable to $250,000, provides independent board members greater flexibility to move to dismiss litigation deemed to be not in the best interests of the corporation, and implements fee shifting provisions that permit the court to order a party to pay another party’s expenses under certain circumstances. Under the statute, the new regulations governing derivative proceedings and shareholder class actions are applicable only if the amended Certificate of Incorporation is amended to make such provisions applicable.

The Board believes adopting the amendment to the Certificate of Incorporation is in the best interests of the Company, as the amended Certificate of Incorporation will reflect the recent developments in New Jersey corporation law. Once applicable, the new statute will assist in avoiding frivolous derivative suits that may impose significant and unnecessary costs on the Company.

Text of proposed amendment:

If approved by shareholders, the following article will be added to the Company’s Certificate of Incorporation:

Eleventh: The provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act are hereby made applicable to the Corporation.

Procedure for effecting amendment:

If the amendment described in this Proposal 4 is approved by the shareholders, promptly following such approval, our officers will file an amendment to the Certificate of Incorporation with the Secretary of State of New Jersey. The proposed amendment will become effective upon the filing with the Secretary of State of New Jersey.

The Board of Directors recommends a vote “FOR” the proposed amendment to our
Certificate of Incorporation.

SECURITY OWNERSHIP

DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 24, 2014, of: (a) each current and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2013 (collectively, the “Named Executives”); and (c) all of the directors and Named Executives as a group.

	Number of Shares
	of Common Stock (1)		Percent of Class

Sarah M. Barpoulis	3,664	(2)	*
Thomas A. Bracken	20,068	(2)	*
Keith S. Campbell	16,256	(2)	*
Stephen H. Clark	12,825	(3)	*
Jeffrey E. DuBois	18,278		*
Victor A. Fortkiewicz	7,283	(2)	*
Edward J. Graham	50,564		*
Sheila Hartnett-Devlin	2,561	(2)	*
Walter M. Higgins III	8,793	(2)	*
Sunita Holzer	5,043	(2)	*
David A. Kindlick	64,580	(3)	*
Gina Merritt-Epps	5,926		*
Joseph H. Petrowski	13,036	(2)	*
Michael J. Renna	26,412		*
Frank L. Sims	12,664	(2)	*
All directors, nominees for director and executive officers as a group (15 persons)	267,953

* Less than 1%.

Notes:

(1)
Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)	Includes shares awarded to each director under a Restricted Stock Program for Directors.

(3)	Stephen H. Clark was elected Chief Financial Officer on November 22, 2013, to replace David A Kindlick, who will retire in April 2014.

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management with that of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the following stock ownership requirements for officers and directors:

•	The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

•	Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

•	Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

•
Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

•
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for 2013.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 24, 2014, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Black Rock Inc.	3,043,956	9.50 percent
40 East 52nd Street
New York, NY 10022

The Vanguard Group Inc.	2,288,700	7.10 percent
100 Vanguard Blvd.
Malvern, PA 19355

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

Leadership Structure

The Chairman of the Board, Edward J. Graham, also serves as the Company’s CEO. The Company determined that this leadership structure is appropriate based on Mr. Graham’s tenure with the Company, his knowledge of the Company and the energy and utility industries, and his excellent relationship with the Board.

Mr. Graham joined the Company as an Internal Auditor in 1981 and since that time has held various significant positions, including positions in accounting and gas management. He has also served as Vice President and President of the Company and its subsidiaries. As a result of his tenure and broad base of expertise, Mr. Graham successfully directs the Board as it advises management and monitors performance.

To ensure sustained leadership when it is inappropriate for Mr. Graham to act as Chairman, the Board elected Director Higgins to serve as Lead Independent Director in April 2013.

The Lead Independent Director is an independent member of the Board elected annually by a majority of the independent directors. The Lead Independent Director presides over all meetings of the Board’s independent directors and non-management directors. The Board convenes an executive session of the independent directors at each meeting. The Lead Independent Director consults with the Chairman on agenda matters for the Board, and aids and assists the Chair and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. The Lead Independent Director functions in an advisory capacity to, and works closely with, the Chair on issues related to the Board.

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

The Board determined that directors Barpoulis, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Holzer, Petrowski and Sims, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be independent directors. Accordingly, during 2013, all but two of the Company’s directors was considered to be “independent.” Mr. Graham and Mr. Renna are not considered independent by virtue of their employment with the Company.

 Codes of Conduct

The Company adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.

Copies of the codes of ethics are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

The independent directors met five times during 2013. Topics of these independent sessions included CEO and officer performance and compensation, succession planning, strategy and discussions of corporate governance. Director Higgins, the Lead Independent Director chaired the meetings of the independent directors.  You may communicate with the Lead Independent Director and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to leadindependentdirector@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com.  The charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee  and Governance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met nine times in 2013. Each director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served.  All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s Annual Meetings of Shareholders. Attendance is not required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of the directors, except for Sheila Hartnett-Devlin, attended the 2013 Annual Meeting of Shareholders. During 2013, each of the Company’s directors also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are Company subsidiaries.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.

Audit Committee

The Board’s Audit Committee, which met nine times during 2013, was comprised of six “independent” directors in 2013: Sheila Hartnett-Devlin, Chairman; Sarah M. Barpoulis; Thomas A. Bracken; Walter M. Higgins III; Joseph H. Petrowski; and Frank L. Sims. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission’s rules and regulations.  The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for overseeing the Company’s Risk Management process. The Committee analyzes the guidelines and policies that management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

At each Audit Committee meeting, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC), established by the SJI Audit Committee in 1998, is responsible for overseeing the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the RMC members.  Committee members include management from key Company areas such as finance, risk management, legal and business operations. The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity, including an annual evaluation of risk on an enterprise-wide basis.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Audit Committee established policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.sjindustries.com, under the heading “Investors.” You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Board’s Compensation Committee, which met five times during 2013, was comprised of four “independent” directors in 2013: Keith S. Campbell, Chairman; Sheila Harnett-Devlin; Sunita Holzer; and Frank L. Sims. The Compensation Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers served on a compensation committee or as a director for any other publicly traded company.

Corporate Responsibility Committee

 The Board’s Corporate Responsibility Committee, which met twice during 2013, was comprised of four “independent” directors in 2013: Thomas A. Bracken, Chairman; Keith S. Campbell; Victor A. Fortkiewicz; and Sunita Holzer. The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2013 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met four times during 2013, was comprised of four “independent” directors in 2013: Walter M. Higgins III, Chairman; Sarah M. Barpoulis; Victor A. Fortkiewicz; and Joseph H. Petrowski. Each Committee member satisfies the New York Stock Exchange’s independence requirements.  Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (to review minimum qualifications for director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors.” These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the Board’s needs. The diversity assessment includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Executive Committee

The Board’s Executive Committee, which met two times during 2013, was comprised of the Chairman of the SJI Board, Chairmen of the subsidiary Boards, Committee Chairs and the Lead Independent Director, and is chaired by the Chairman of the Board. The current members are: Edward J. Graham, Chairman; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; Walter M. Higgins, III; and Joseph H. Petrowski. The Executive Committee may act on behalf of the Board of Directors during intervals between Board meetings in managing the Company’s business and affairs.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee is comprised of six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Management is responsible for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for examining those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2013, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board - United States (PCAOB), relating to the audit’s conduct. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee
Sheila Hartnett-Devlin, Chairman
Sarah M. Barpoulis
Thomas A. Bracken
Walter M. Higgins III
Joseph H. Petrowski
Frank L. Sims

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2013 and 2012 are as follows:

FY 2013			FY 2012
Audit Fees (a)		$1,902,400	Audit Fees (a)		$1,650,000
Fees per Engagement Letter	1,645,000		Fees per Engagement Letter	1,500,000
FY 2012 Audit true up billed	207,400		FY 2010 Audit true up billed	150,000
FY 2012 Form 10-K SEC Comment Letter	50,000
Audit-Related Fees (b)		108,000	Audit-Related Fees (b)		115,500
Benefit Plan Audits	100,000		Benefit Plan Audits	53,000
SJESP Separate Report	4,000		SJESP Separate Report	-
South Jersey Energy Company	4,000		South Jersey Energy Compan	-
Registration Form S-3	-		Registration Form S-3	12,500
LVE Audit	-		LVE Audit	50,000
Tax Fees (c)		80,800	Tax Fees (c)		44,500
Form 5500 & Form 8955-SSA	8,800		Form 5500	8,000
Form 3115	-		Form 3115	15,500
Review of Federal Tax Return	22,000		Review of Federal Tax Return	21,000
Fees related to tangible property regulations	50,000
All Other Fees			All Other Fees
Total		$2,091,200	Total		$1,810,000

(a) Fees for audit services billed or expected to be billed relating to fiscal 2013 and 2012 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b) Fees for audit-related services provided during fiscal 2013 and 2012 consisted of employee benefit plan audits, other, compliance audits, and registrar audits.

(c) Fees for tax services provided during fiscal 2013 and 2012 consisted of tax compliance. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

COMPENSATION OF DIRECTORS

In 2011, SJI’s Director Compensation Program was comprised of the following components:

1)    An annual cash retainer for Board and Committee service payable monthly;

2)    Meeting fees for Committee meetings in excess of four per year;

3)    Annual restricted stock grant with a 3-year vesting period and;

4)    Additional retainers for the Lead Independent Director and Committee Chairs

In 2011, the Board engaged Frederic W. Cook (Cook) as its consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified directors. Cook evaluated total compensation and the structure of the Director Compensation programs. For that study, the reference points were the director compensation of the Company’s peer companies - AGL Resources Inc., Atmos Energy Corp., Black Hills Corp., CH Energy Group Inc., Energen Corp., Laclede Group Inc., New Jersey Resources Corp., Nicor Inc., Northwest Natural Gas Co., Piedmont Natural Gas Co., Southwest Gas Corp., Vectren Corp. and WGL Holdings Inc. Cook made the following findings regarding the 2011 Program:

•	SJI director total compensation approximated the peer group median on a “per director” basis, consistent with the Company’s targeted competitive positioning.

•	Cash compensation was between the 25th percentile and median.

•	Equity compensation was between the 25th percentile and median.

•	The structure of SJI’s director compensation program was generally consistent with peer group practice.

•	Committee Chair and Lead Independent Director retainers approximated the median.

•	Two elements of SJI director compensation program were not consistent with emerging trends and potentially could be perceived as compromising director independence:

–	Restricted stock unit vesting period is three years. The majority of SJI peer companies grant equity awards that have vesting periods of one year or less.

–	Providing life insurance and accident insurance are no longer a prevalent practice.

Cook was retained in 2012 to review Director Compensation and provide any recommendations for 2013.  In a study presented in November 2012, Cook found as follows:

•
On a “per director” basis, the program approximated the median of peer group practice and was consistent with the Company’s targeted competitive positioning for non-employee director and executive compensation.

•	Equity compensation was between the 25th percentile and the median.

•	Significant changes to director compensation levels were not warranted; however, the Committee could consider an increase to the RSU grant in anticipation of market movement.

•	The design of the Company’s director compensation program was generally consistent with peer company policy and that no changes to SJI’s Program are proposed.

•	The Program design strongly supports the long-term shareholder alignment objective through use of RSUs as the sole equity grant type and director stock ownership guidelines.

•	The use of additional retainers recognizes responsibilities and the time commitment associated with serving as lead independent director or chairing a committee.

•
The value of SJI’s Lead Independent Director and Committee Chair retainers are within the range of peer practice; however, the retainers for the Lead Independent Director and Compensation Chair were below the median.

Based on Cook’s findings and recommendations, in 2013 the Company paid non-employee directors as follows:

I.        Compensation:  Non – Employee Directors

A.    Board Service

1.	Cash -	Annual Retainer for Board Service:	$40,000	*
		Annual Retainer for Committee Meetings:	30,000
		Annual Retainer (payable monthly):	$70,000

2.    Restricted Stock – SJI shares with a total value of $70,000 awarded annually in January. The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.

3.    Lead Independent Director - Annual Retainer (payable monthly):                                                             $13,500

4.    Independent Subsidiary Chair Retainer:                                                                                                                                $8,000

B.    Committee Service

1.    Annual Chairman Retainers (payable monthly):

Audit	$10,000
Compensation	$10,000
Governance	$6,000
Corporate Responsibility	$5,000

2.    Meeting Fee: $1,500 for each Committee meeting in excess of four meetings per year.

3.    Ad Hoc Committees: In the event a Committee is formed for a special project, the Committee members will be paid $1,500 per meeting and the Chairman will be paid a retainer in an amount approved by the Board of Directors.

II.      Other Benefits & Items

A.            $ 50,000 Group Life Insurance**

B.            $250,000 24 Hr. Accident Protection Insurance

C.            Restricted Stock Deferral Plan

D.            D&O Insurance -                                 $35 Million w/$10 Million Entity Sublimit

No Deductible for D&O

$200,000 Deductible for Corporation

E.            Travel Expenses Reimbursed Upon Request

III.    Share Ownership Requirements

Non-employee members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of a change of the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual retainer for Board Service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

*	Commencing January 1, 2014, the cash allocation was revised to $55,000 for Board service and $15,000 for Committee service.

**	Life insurance benefits were eliminated for Directors elected after April 2011. The life insurance coverage remained in place for Directors elected prior to or during April 2011.

In March of 2012, the Governance Committee nominated an Independent Director to serve as Chairman of the South Jersey Energy Solutions, LLC (SJES) Executive Committee. Based on the recommendation of Cook, the Board determined that an additional retainer would be paid for independent directors who serve as Chairman of the Board of SJI and its subsidiaries. Commencing May 2012, an $8,000 annual retainer was paid to the Chairman of the SJES Executive Committee.

Director Compensation for Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Sarah M. Barpoulis	76,000	70,000	-	-	-	-	146,000
Thomas A. Bracken	81,000	70,000	-	-	-	366	151,366
Keith S. Campbell	81,500	70,000	-	-	-	366	151,866
Victor A. Fortkiewicz	70,000	70,000	-	-	-	366	140,366
Sheila Hartnett-Devlin	87,500	70,000	-	-	-	366	157,866
Sunita Holzer	71,500	70,000	-	-	-	-	141,500
Walter M. Higgins III	95,500	70,000	-	-	-	366	165,866
Frank L. Sims	77,500	70,000	-	-	-	-	147,500
Joseph H. Petrowski	84,000	70,000	-	-	-	366	154,366

Footnotes

(1) Represents the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation. Restricted stock grants were made to each director in January 2013 of 1,365 shares using the average of the daily closing prices for the last two quarters of 2012.

(2) Represents group life insurance payments and accidental death and dismemberment.

CERTAIN RELATIONSHIPS

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries.  Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest. In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2013.

Compensation Committee

Keith S. Campbell, Chairman
Sheila Hartnett-Devlin
Sunita Holzer
Frank L. Sims

The following is a discussion and analysis of our executive compensation programs as they apply to our Chairman/President/Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the next three most highly compensated executive officers who were serving as executive officers in fiscal year 2013 (our “Named Executives”).  Our Named Executives for 2013 were Edward J. Graham, David A. Kindlick, Stephen H. Clark, Michael J. Renna, Jeffrey E. DuBois and Gina Merritt-Epps.

Executive Summary

Fiscal year 2013 was a year of  significant investment in our businesses in support of future earnings growth. Specifically, we achieved strong financial growth in the following key performance measures:

•	We produced record Economic Earnings in 2013, up 4 percent over 2012 performance; and

•
Economic Earnings* per share matched prior year results of $3.03 per share. A 4 percent increase in shares outstanding to support capital investments diluted economic earnings per share by $0.12 for 2013.

In addition, our utility and non-utility energy project businesses drove performance in the following areas:

•	We invested over $316 million in our businesses and raised $54 million of equity to support that investment; and

•	We increased our annual dividend to $1.89 per share, a nearly 7 percent increase over the year end 2012 annual dividend.

Highlights at our operating businesses included:

•
Utility operations grew earnings by 7 percent as we continued to invest heavily in the improvement of natural gas transmission and distribution systems and increased our customer base by 4,950 net customers during 2013;

•
Marina Energy Economic Earnings grew 36 percent as we continued to develop solar energy projects and capitalize on ITC associated with those projects, and added a major district heating and cooling facility that is expected to serve as a model for other similar, large-scale projects going forward; and

•
The signing in 2013 of three significant fuel management contracts for merchant generation facilities are expected to be attractive contributors to earnings when the facilities come on-line in 2015 and 2016.

*Economic Earnings is a financial measure that is not calculated in conformance with generally accepted accounting principles (GAAP). For a full discussion of Economic Earnings and a reconciliation to GAAP income, please see our most recent Form 10-K filed on February 28, 2014.

The Compensation Committee (“Committee”) of the Board of Directors is committed to providing a strong pay for performance executive compensation program that includes an appropriate mix of short-term and long-term incentives to drive shareholder value. Based upon this philosophy and our 2013 performance, the Compensation Committee took the following actions with respect to the 2013 compensation for Named Executives:

•	Continued to grant 100 percent of equity as performance awards;

•
Awarded cash payments to our Named Executives based on SJI and individual performance in 2013, awarding our CEO a cash award of $393,750 and cash awards to our other Named Executives ranging from $62,100 to $138,217 as discussed in more detail below under the section entitled “2013 Annual Cash Awards”;

•
Modified our peer group so that the same peer group is used to benchmark both short-term and long-term compensation to help ensure alignment between pay and performance. (For 2014 compensation, the Board eliminated companies that were outliers from a size perspective and to include two peer companies with comparable revenues);

•	Awarded salary increases to all of our Named Executives (including a 4.4 percent increase to the CEO) to align them with the market median of comparable executives in our peer group; and

•	Approved new change in control agreements for all Named Executives that restrict severance awards outside of the change-in-control context and reduce CIC severance for all but one Named Executive.

General Description of Executive Compensation Program and Key Objectives

As a provider of energy-related products and services, SJI has designed its executive compensation program to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the organization’s work and goals. To achieve these objectives, the Company’s executive compensation program incorporates a mix of short-term and long-term, performance-based incentives. SJI’s performance over the last three years provides evidence that the executive compensation program was effective in furthering the Company’s business objectives. SJI has outperformed the S&P 500 index in seven of the last 10 years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the Company’s peer group used to benchmark long-term incentive compensation in terms of total shareholder return in five of the last 10 years.  SJI’s executive compensation program is an integral part of SJI’s corporate strategy for driving shareholder value.

Oversight of the Executive Compensation Program

SJI’s executive compensation program is administered by the Committee. These Committee members meet the New York Stock Exchange’s independence standards. In accordance with its charter, the Committee sets the principles and strategies that guide the design of our employee compensation and benefit programs for our Named Executives.

The Committee annually evaluates the CEO’s performance. The Committee also reviews recommendations from the CEO regarding the CEO’s evaluation of the other Named Executives. Taking these performance evaluations into consideration, along with recommendations from our compensation consultant (discussed below), the Committee then establishes and approves compensation levels for our Named Executives, including annual base salaries, performance-based annual cash awards and long-term stock incentive awards. All performance goals for our Named Executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations. To assist the Committee in its evaluation of the executive compensation program, the Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”).

Executive Compensation Principles

The executive compensation program for our Named Executives is based on the following principles and aimed at achieving the objectives of the Company’s strategic plan while increasing shareholder value:

•
Executive compensation should be directly and measurably linked to business and individual performance with a substantial portion of the compensation designed to create incentives for superior performance and meaningful consequences for below-target performance;

•	Total compensation should be competitive with peer companies to attract, retain and motivate high performing business leaders;

•
Executive compensation should align the interests of our Named Executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock;

•
Incentive plans should balance short-term and long-term financial and strategic objectives whereby Named Executives are rewarded for the businesses for which they are responsible and for overall Company performance; and

•
The process for designing, determining and monitoring executive compensation should be independent of management and use the assistance of independent compensation consultants reporting directly to the Committee.

Shareholder Say-on-Pay Vote

At the Company’s Annual Meeting of Shareholders held in April 2013, we presented our shareholders with a vote to approve, on an advisory basis, the compensation paid to our Named Executives as disclosed in the “Compensation Discussion and Analysis” section of our proxy statement relating to that meeting (referred to as a “say-on-pay” proposal).  94.8 percent of the votes cast on the say-on-pay proposal voted in favor of the proposal.

Compensation Practices

The Company’s current executive compensation structure has been in place since 1998 and applies to all Company officers, including our Named Executives. At that time, a comprehensive study of executive compensation alternatives was undertaken, a primary objective being the creation of a system that aligns the interests of Company shareholders with the financial incentives for executives on a short-term and long-term basis. Subsequently, on a 3-year cycle, a compensation structure and market competitiveness study was completed to ensure that our executive compensation structure remained consistent with contemporary compensation methods and tools. Upon the recommendation of Cook in September 2011, the Committee determined that an annual review of its executive compensation program would ensure SJI remained competitive among its peer group. As a result, the Committee reviews direct compensation (base pay, annual cash and long-term incentives) annually. The Committee will continue to review indirect compensation (pension, SERP and change of control agreements) on a 3-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of Cook.

Consistent with this philosophy, Cook conducted an overall compensation study that was presented to the Committee in September of 2012. This report examined all components of our executive compensation program and provided an analysis of how our Named Executives’ base salaries, annual cash and long-term incentive compensation compare with peer companies in the energy industry and the general business community. The Committee targets to maintain compensation levels at the 50th percentile of the competitive market levels of peer companies.

The purpose of the Committee targeting the 50th percentile of the competitive market is to provide a level of compensation that is adequate for the Company to be able to attract and retain qualified executives while at the same time protecting shareholder interests. This balanced compensation philosophy allows that one half of all companies in the competitive market target higher levels of pay than SJI. It also acts to protect shareholders from the risk of overpayments that might result from a higher target pay position (e.g. 75th percentile).

Although pay is targeted at the 50th percentile, actual levels of pay depend on a variety of factors such as tenure and individual and Company performance.  The Committee uses a working range of 20 percent above or below this benchmark to identify any “red flags” that represent outliers in need of special attention and refinement.  The Committee refers to this targeted percentage as the targeted competitive position.

The Cook report analyzed both Total Cash Compensation (TCC = base + annual incentive compensation) and Total Direct Compensation (TDC = TCC + the value of long-term incentives/equity).  On average, Cook found that our Named Executives’ TCC and TDC levels were below the targeted competitive position and recommended that the Committee consider increases in TCC and TDC levels for consistency with the targeted competitive position of our peer companies.

Along with reviewing our executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with our goal of providing competitive compensation, we compare our executive compensation programs to those programs in place at identified peer companies. For 2013, the Committee, in consultation with Cook, selected a peer group for TCC that was comprised of 12 similarly sized gas and multi-utility companies based on an analysis of the following measures: revenue; operating income; net income; total assets; market capitalization; and total employees.  The market capitalization of the peer group companies ranges from approximately $940 million to $4.7 billion, with a median of $2.1 million.  This peer group was revised from 2012 to eliminate one utility company based on its acquisition by another peer company.  The peer group consists of the following companies:

AGL Resources	Atmos Energy Corporation	Black Hills Corporation
CH Energy Group, Inc.	Energen Corporation	Laclede Group, Inc.
New Jersey Resources Corp.	Northwest Natural Gas Co.	Piedmont Natural Gas Co.
Southwest Gas Corporation	Vectren Corp.	WGL Holdings, Inc.

For purposes of benchmarking the long-term incentive program, the Committee determined that it was appropriate to the use the same peer group for both short-term and long-term compensation to help ensure alignment between pay and performance. The Committee relied on the peer group for all formal benchmarking and generally considered energy industry survey data.

The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis.  Based on this information from Cook and the performance evaluations discussed above, the Committee determines the TCC and TDC for each Named Executive. In general, long-term incentives are valued based on amounts reported either in the peer group data or in survey data submissions.  Full value equity awards (restricted shares, restricted share units and outright stock awards) are valued at fair value.  Performance-based plans are valued assuming 100 percent performance is achieved. On a job-by-job basis this market benchmark information is compared to actual SJI levels of pay and target pay opportunity.

The Committee has reviewed its engagement with Cook and believes there is no conflict of interest between Cook and the Committee.  In reaching this conclusion, the Committee considered the factors regarding compensation advisor independence set forth in the SEC rule effective July 27, 2012 and the NYSE proposed listing standards released on September 25, 2012 that were adopted by the SEC on January 11, 2013.

Compensation Components

The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter including fiscal year 2013. Descriptions of the three components for our Named Executives are set forth below:

Base Salary

Base salary for our Named Executives is targeted at the 50th percentile or median of the relevant peer group and/or competitive market. For 2013, the CEO’s base salary was at 35 percent of the targeted TDC and our other Named Executives’ base salary is targeted at an average of 44 percent of the targeted TDC.  Based on the 2012 Cook report, base salaries approximated the 25th percentile of the proxy data. As a result, the Committee approved the following base salary increases for our Named Executives. These increases were provided to better align our Named Executives and their TDC with the targeted competitive position of our peer companies.

Name	Base Salary for 2012	Base Salary for 2013
Edward J. Graham	$670,000	$700,000
David A. Kindlick	300,000	315,000
Stephen H. Clark	198,275	231,775
Michael J. Renna	300,000	330,000
Jeffrey E. DuBois	309,500	320,000
Gina Merritt-Epps	275,250	302,775

Annual Cash Awards

Each Named Executive has a pre-established annual cash target award opportunity for 2013. Named Executives can achieve cash awards up to 150 percent of their annual cash target award opportunity based on the achievement of the performance metrics discussed below.  The 2013 annual cash target award opportunities for each Named Executive is set forth below:

Name	Cash Target Award Opportunity	Total Cash Award Achieved for 2013 Performance
Edward J. Graham	$525,000	393,750
David A. Kindlick	149,000	94,336
Stephen H. Clark	69,483	62,100
Michael J. Renna	180,000	137,250
Jeffrey E. DuBois	157,400	138,217
Gina Merritt-Epps	108,900	90,251

The performance metrics used for our Named Executives are economic earnings per share, financial performance of subsidiaries and individual balanced scorecard objectives and are weighted as set forth in the chart below. With the exception of the CEO, annual cash awards for 2013 were not structured to meet the qualified performance-based compensation exemption under Section 162(m) of the Internal Revenue Code. Shareholder approval was received in 2012 for our Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m) of the Internal Revenue Code.

2013 Annual Cash Awards
Metrics

CEO	75% SJI Economic Earnings Per Share		25% Peer group averages for return on equity by quartile
CFO - Kindlick	75% SJI Economic Earnings Per Share	-	25% Specific, measurable, and predefined performance objectives
CFO - Clark (1)	25% SJI Economic Earnings Per Share	25% Financial Performance of relevant subsidiary company	50% Specific, measurable, and predefined performance objectives
Subsidiary Lead Executives	25% SJI Economic Earnings Per Share	50% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives
Other Named Executives	50% SJI Economic Earnings Per Share	-	50% Specific, measurable, and predefined performance objectives

(1)   Prior to his promotion to CFO in November 2013, Mr. Clark served as the Vice President, Finance and Treasurer. These metrics were applicable to his former position and all of 2013.

For the economic earnings per share metric, the Committee develops a schedule each year to determine the actual amount of the annual cash award for this metric based on performance. The schedule includes a minimum, target and maximum performance level based on the Company’s earnings per share.  The amount of the annual cash award attributed to this metric is capped at the maximum level so that the range for any payout to a Named Executive is plus or minus 50 percent of the targeted annual cash amount.  The Company must achieve minimum earnings per share for any payout of any annual cash award to any Named Executive, including payouts attributed to financial performance of subsidiaries and individual balanced scorecard objectives.   For 2013, the minimum earnings per share level is the amount of the Company’s actual economic earnings per share result of $3.03 for 2012.  As a result, for the Company’s Named Executives to achieve any annual cash award payout for 2013, the Company had to match the 2012 earnings.

The target level earnings per share target for 2013 was $3.18 per share.  If earnings per share of $3.18 were achieved, annual cash of 100 percent of target would have been earned.  The maximum level earnings per share target for 2013 was $3.33 per share. At an earnings per share amount of $3.33  per share, 150 percent of target would have been earned. Actual earnings per share for 2013 was $3.03 per share which resulted in a cash payout based on 50 percent of target. As a result, Messrs. Graham, Kindlick, Clark, Renna, DuBois, and Ms. Merritt-Epps, received the following cash awards attributable to the SJI earnings per share target: $196,875, 55,875, 8,685, 22,500, 19,675, and 27,225 respectively.

For Mr. Graham, 25% of his annual incentive award compensation is tied to our return on equity (ROE) based on economic earnings per share relative to our peer group. The specific payout is based on the following performance which is interpolated between performance levels:

Performance	Payout
Less than the 35th percentile	0%
35th percentile to 50th percentile	50% to 100%
50th percentile to 80th percentile	100% to 150%
Greater than the 80th percentile	150%

Based on SJI’s percentile rank of 92.3 percent relative to our peer group, Mr. Graham achieved a cash payout equal to the maximum level of 150 percent or $196,875.

For Messrs. DuBois and Renna, performance is also measured using metrics related to the financial performance of the relevant subsidiary companies for which they are responsible - South Jersey Gas for Mr. DuBois and South Jersey Energy Solutions for Mr. Renna. This metric carries a 50 percent weighting of the overall target cash award for each Named Executive.  For 2013, financial performance of the relevant subsidiary companies for which Messrs. DuBois and Renna are responsible was measured based on attainment of certain net income targets.  For Mr. DuBois, the South Jersey Gas net income target was $62,286,600.  For Mr. Renna, the net income target for South Jersey Energy Solutions, was $38,894,400. The maximum amount of annual cash attributable to the net income/subsidiary financial performance objective was capped at 150 percent of target.

Based on performance, Mr. DuBois achieved 100 percent of his cash attributable to the financial performance of South Jersey Gas, resulting in payment to Mr. DuBois of $78,700.  For Mr. Renna 70 percent of the target financial performance for South Jersey Energy Solutions was achieved, resulting in a payment to Mr. Renna of $63,000.

In addition to the Company performance components used to determine annual cash awards described above, awards to Named Executives are based on individual balanced scorecard performance, which is weighted 25 percent for Messrs. Kindlick, DuBois and Renna. For Mr. Clark and Ms. Merritt-Epps, the individual balanced scorecard objectives are weighted 50 percent.  An individual balanced scorecard (“BSC”) is a strategic performance management tool that has four quadrants that may be used to measure financial and non-financial goals.  The four perspectives that the BSC measures against may include financial, customer, process and learning and growth.

2013 Balanced Scorecard Summary Objectives

	Objectives	Measurement Goals	Performance Level Achieved
David A. Kindlick, CFO - January-November 22, 2013	Capital Structure	Identify and implement strategy to enhance capital structure	Achieved target performance based on enhanced capital structure

	Treasury Program	Integrate tax planning model with long-term treasury model	Achieved target performance based on model integration

	Investor Relations	Increase analyst outreach	Achieved target performance through enhanced outreach to sector analysts

	Succession planning	Continue development of key departmental personnel	Achieved strong performance through internal succession planning

Stephen H. Clark, (1) CFO - November 22, 2013 - present	Treasury and Capital Structure	Enhance treasury planning program and continued development of capital structure	Achieved target performance based on enhanced strategy and capital structure

	Investor Relations	Enhance Investor Relations program	Achieved target performance based on work with rating agencies and analyst outreach

	Rates and Regulatory Affairs	Implement key initiatives	Achieved target performance based on regulatory initiatives

	Succession planning	Staff development	Achieved target performance through internal succession planning

Michael J. Renna, President, Solutions	Customer growth	Close Energenic and Marina projects; Develop solar queue; Expand commodity sales; Retain key accounts; Grow niche wholesale market; Improve service margins
Achieved maximum performance based on additional income and improved margins, retention of 100 percent of all key accounts, additional revenue from key solar projects and stabilization of Marcellus presence

	Maximize Shareholder Value and achieve near term financial objectives	SJES Net Income	Achieved less than target

	Operating Efficiency/Productivity	Achieve operating targets for Marina; Improve organizational efficiency; Improve service productivity; Manage system conversion; Expand footprint	Achieved target performance through reduction of operating expenses, establishing trading platform conversion and improved long-term contracts

	Expand and develop leadership competencies	Expand new graduate development program; Improve organizational readiness; improve Board of Director reporting and communication	Achieved strong performance based on improved communications and implementation of succession planning

Jeffrey E. DuBois, President, SJG	Customer service	Meet milestones to achieve CIS (customer information services) implementation date	Achieved target performance based on implementing CIS process

	Accelerate infrastructure replacement program	Create and support organization needed to implement the program	Achieved target performance through further advancement of infrastructure program

	Develop work management system (EWAMS)	Meet milestones for successful divisional rollouts	Achieved less than target due to delayed rollout

	Succession planning	Identify potential successors and develop plan for their development	Achieved target performance based on internal succession planning

	Customer growth	Support organizational structure that allows the Company to meet its customer growth goals	Achieved strong performance through high conversion opportunities within region

	Rate Case	Evaluate and determine if and when a rate case is necessary	Achieved target performance based on regulatory filing

Gina Merritt-Epps, GC and Corporate Sec.	Effectively manage legal financial matters	Efficiently manage legal expenses; manage lawsuit exposure; monitor corporate communications/relations	Achieved target performance based on improved development of legal expense processes and the oversight of HR and corporate matters sufficiently managed lawsuits

	Improve corporate and customer communications	Provide effective legal responses; advise Board of Directors and senior management on legal and regulatory matters; ensure community relations department meets customer needs	Achieved strong performance based on effectively managing legal needs while updating management and the Board of Directors on pertinent legal matters

	Improve corporate legal processes	Improve records and administration process; plan and execute corporate meetings; manage SEC disclosure	Achieved strong performance by implementing electronic records process and effectively meeting deadlines for meetings and SEC disclosure

	Continue to develop and grow legal and business knowledge	Attend legal seminars and conferences; advise corporate communications of key legal matters	Achieved target performance through strong legal growth and development but continued business growth necessary

(1)   Prior to his election as CFO, Mr. Clark served as Vice President, Finance and Treasurer. The balanced scorecard summary objectives for Mr. Clark are based on his former position, which he held for the majority of 2013.

BSC objectives are predefined at or close to the beginning of the calendar year in which they are to be performed. The objectives are tied to business plans for the applicable year for each of our Named Executives.  The achievement of these objectives is measured on a scale of 0 to 5 with 3 being target performance and resulting in payment at 100 percent of the 25 percent weighting attributable to the BSC component of the annual cash awards.  Annual cash awards for this metric are also capped at 150 percent of target.

The level of performance achieved for each BSC objective is dependent upon the terms of the objective itself, relative to each Named Executive’s performance. Based on the performance level achieved as set forth in the above table, Messrs. Kindlick, Clark, Renna, DuBois, and Ms. Merritt-Epps, received the following BSC ratings for 2013 individual performance: 3.13, 3.15, 3.65, 3.05 and 3.63. As a result, each Named Executive achieved annual cash payments attributable to their BSC objectives as follows:

Annual Cash Award Attributable to BSC For 2013

	Target (100%)	Max (150%)	Actual
David A. Kindlick	37,250	55,875	38,461
Stephen H. Clark	34,742	52,112	36,044
Michael J. Renna	45,000	67,500	51,750
Jeffrey E. DuBois	39,350	59,025	39,842
Gina Merritt-Epps	54,450	81,675	63,026

Long-Term Incentive

The long-term incentive component of the executive compensation program for Named Executives consists entirely of performance-based restricted stock grants, which are earned 50 percent based upon the Company’s relative total shareholder return over a 3-year cycle and 50 percent based on EPS growth over a 3-year cycle, both measured against the performance of our peer group. Prior to 2012, the long-term incentive component was based 100 percent upon the Company’s relative total shareholder return, but at the recommendation of Cook, the Committee revised the long-term incentive component starting in 2012 to include EPS growth as a financial measure to link awards to longer-term operating performance and financial goals that are directly controllable by individuals. The Committee has adopted a policy to use performance-based restricted stock as its long-term incentive component to focus on SJI’s pay for performance philosophy. All Named Executives have pre-established performance-based, long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards.  The schedule, which is summarized in the chart below, includes a minimum, target and a maximum performance level. The amount of any long-term incentive award is capped at this maximum level. The range of payout is plus or minus 50 percent of the targeted long-term incentive amount. The minimum level requires that the Company’s common stock over a 3-year period achieve a total shareholder return or EPS growth that matches the 35th percentile of our peer group for long-term incentive awards. The target level is set at the 50th percentile while the maximum award level is set at the 80th percentile. In five of the last 10 years, the Company has significantly outperformed the peer group. For the 3-year cycle ending December 31, 2013, the Company’s total shareholder return in comparison with the peer group performed between the 14th and 15th percentile. When calculating total shareholder return the Company changed the stock price measurement period from a single day to a multi-day average to mitigate the influence of single day changes in stock price. This change will apply for the 3-year cycle ending December 31, 2014.  The Company does not grant stock options or time-vesting restricted stock.

The target opportunity for the Named Executives’ long-term incentive was determined based on the 2012 Cook study.  Per Cook, the long-term incentive opportunity was below the 25th percentile; and therefore, Cook recommended that increases could be considered for consistency with the Company’s targeted positioning.  For 2013, increases to the long-term incentive opportunity were implemented consistent with the Cook study as follows, with the target shares awarded based on $50.33:

	Target LTI 2012	Target LTI 2013
Edward J. Graham	$660,000	$875,000
David A. Kindlick	$190,000	$199,500
Stephen H. Clark (1)	$39,655	$46,155
Michael J. Renna	$190,000	$214,500
Jeffrey E. DuBois	$170,000	$204,600
Gina Merritt-Epps	$135,000	$185,825

(1) At the time of the Cook study, Mr. Clark was not the CFO; and therefore, Cook’s findings regarding the long-term incentive opportunity were inapplicable.

Level of Performance of SJI compared to Peers	Payout Earned at Close of 3-year period
Less than 35th percentile	0
35th percentile	50% (Minimum)
50th percentile	100% (Target)
80th percentile	150% (Maximum)

Actual SJI LTIP Performance for Three Year Performance Cycles

End Date of Performance Cycle	SJI Performance as a % of Peer Group	Payout of LTIP
12/31/2011	44.2%	80.7%
12/31/2012	59.2%	115.3%
12/31/2013	14.5%	0.0%

Stock Ownership Guidelines

Since 2001, the Company has had stock ownership guidelines in place for Named Executives to reinforce alignment with shareholders. The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times the CEO’s annual base salary. All other Named Executives are required to own shares of Company common stock with a market value equal to a minimum of one and one-half times their annual base salary.

Other Benefits and Perquisites

Each of our Named Executives participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees.  In addition to those benefits, our Named Executives are eligible for the following additional benefits:

Executive Pension Plans - The Named Executives hired prior to July 1, 2003 are eligible for benefits under a tax-qualified pension plan for salaried employees. All Named Executives, other than Ms. Merritt-Epps, are eligible for benefits under the pension plan. Compensation considered under the pension plan consists of base salary and incentives. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55). Named Executives, who are 50 years of age or older, are also covered by an unfunded supplemental retirement plan (the SERP).  The SERP is designed to provide a Named Executive with a minimum retirement benefit from the salaried employee pension plan, and the SERP, which aggregates 2 percent of the average of the highest three of the final six years’ salary (as defined in the plan) for each year of service plus 5 percent. For Named Executives hired on or after July 1, 2003, the SERP provides the officer with a benefit, in combination with the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan, which aggregates to 2 percent of the average of the highest three of the final six years’ salary (as defined in the plan) for each year of service plus 5 percent. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Clark, Renna, DuBois and Ms. Merritt-Epps will have, respectively, 35, 34, 21, 29, 32 and 21 years of credited service.  No credit is provided under the SERP for more than 30 years of service. Mr. Renna and Ms. Merritt-Epps are currently not eligible for the SERP because they are not 50 years old.

Disability Plan – Temporary disability shall be paid at a rate of 100 percent of the officer’s base salary, and extends at full pay for up to 120 days for Named Executives with less than five years of service, and up to 365 days for Named Executives with service of five or more years.  Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 60 percent of the officer’s base salary, reduced by Social Security Disability payments, if any, up to $10,000 per month.

Group Life Insurance – At a dollar equivalent of approximately two times each Named Executives’ base salary, rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while employed by the Company in an amount of $250,000.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of any Named Executive while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Named Executives’ death.  The surviving beneficiary will receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary (10-15 service years); nine months base salary (15-25 service years); 12 months base salary (25+ service years).  Such payment is offset by proceeds from the Named Executives’ qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions – The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its Named Executives with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s Named Executives are provided an automobile to be used for business and at the Named Executives’ discretion, for commuting and other non-business purposes.  Each Named Executive is responsible for any federal and/or state income taxes that result from non-business usage.

Time Off – The Company’s Named Executives may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off does not accrue and cannot be carried over from one year to the next.

Annual Physical Examination – The Company provides Named Executives with an annual physical examination at its expense.

Deferred Compensation Program – Our Named Executives participate in a Restricted Stock Deferral Plan that permits them to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

2014 Compensation Overview

The Compensation Committee engaged Cook to perform the Executive Compensation study for 2013.  Cook made the following findings:

•	The peer group should be modified to eliminate companies that are outliers from a size perspective and to include companies with comparable revenue;

•	On average, the total direct compensation of the Named Executives was below the targeted competitive position; and

•	For 2014, increases to base salary, and/or annual cash award and long-term incentive opportunities could be considered for consistency with the Company’s targeted competitive positioning.

Based on the Cook study, the Board:

•	Continued to grant 100 percent of equity as performance awards;

•	Modified our peer group to eliminate AGL Resources and Atmos Energy, and added UIL Holdings and Questar Corporation; and

•	Awarded salary increases to all of our Named Executives to align them with the market median of comparable executives in our peer group.

Employment Agreements; Change in Control Agreements

At the recommendation of Cook, the Committee approved new change in control agreements for all Named Executives effective January 1, 2013 that only provide for severance benefits upon a termination following a change of control.  The agreements also provide for reduced severance to all Named Executives other than the CEO.  A summary of these agreements is set forth below:

•	The agreements provide for a 3-year term compared to a 1-year term;

•
The agreements provide that severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive following a change in control. No severance is payable upon a termination without a change of control;

•
The agreements provide for severance equal to two times TCC (three times for the CEO) along with the reimbursement of COBRA coverage costs for the applicable 2- or 3-year period, less the employee contribution rate.

•	Accelerated vesting of time based equity awards. Performance based awards vest only to the extent provided in the award agreement evidencing the performance based awards.

•
The agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (Code) so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the Named Executive without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

In connection with the approval of the new change in control agreements, the Committee adopted the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”).  All Named Executives were designated by the Committee to participate in the Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive, absent a change in control:

•	A lump sum cash payment equal to one times annual base salary;

•
A monthly reimbursement of the COBRA premium cost for the Named Executives and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the Named Executives are eligible for and timely elect COBRA continuation coverage; and

•	Accelerated vesting of time-based equity awards. Performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan, as amended and restated effective January 1, 2012, and the Restricted Stock Agreements governing the performance-based restricted stock grants to our Named Executives were amended in 2012 to provide for double trigger vesting of outstanding unvested awards upon a qualifying termination following a change of control.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change of control.  Prior to this change, unvested awards vested and became non-forfeitable upon a change of control.

Tax Implications

Section 162(m) of the Internal Revenue Code limits the deduction allowable for compensation paid to certain of our Named Executives up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees, including Named Executives, are intended to qualify as performance-based compensation and are therefore excluded from the $1 million limitation. Shareholder approval was received in 2012 for an Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m). The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of SJI’s executive compensation program. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m).

Risk Assessment

Taking carefully considered risk is an integral part of any business strategy; and, therefore, our executive compensation policies are not intended to eliminate all risk. However, our incentive compensation pay policies are designed to mitigate risk-taking that is short sighted or excessive. Through a combination of incentive compensation that has a short and long-term focus, the Company balances the competing interests of incentive compensation. Annual and multi-year vesting is balanced and is not overly weighted toward short-term results. Further, our metrics are quantitative and more than one metric is used to measure achievement against objectives for short-term goals.  Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to ensure a full assessment of the metric.  Further, in formulating and reviewing our executive compensation policies, the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

Further, for 2013 the Human Resources Department compiled an inventory of the compensation programs administered by South Jersey Industries, including South Jersey Energy Solutions, South Jersey Gas Company, South Jersey Energy Service Plus and SJI Services, LLC. This inventory included compensation and incentive programs for all levels of management as well as for our represented workforce. A description of each of these programs was provided to the Committee. The principal features of each program were summarized for the Committee, which included eligibility criteria, benefit formula, performance metrics, vesting schedule, manner of payment along with any other unique characteristics of the program. Along with the inventory of compensation programs, the Human Resources department presented its assessment of the compensation programs and the conclusions reached by the internal Risk Management department. The Risk Management department conducted its own review of the programs.  These evaluations focused on potential risks inherent in the compensation programs.  Having reviewed the extensive documentation presented to it by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

In addition to Committee review of  compensation policies, the Company has a practice whereby its internal compensation committee, that is comprised of the Company’s senior officers who report directly to the CEO, reviews all compensation programs for all Company-wide employees for the current year and the coming year. This process entails an inventory of all compensation plans and a review across functional areas within the Company and ensures that no one individual is able to solely determine the compensation for his employees without review of the full internal compensation committee.  Further, the internal compensation committee has a series of internal policies that guide its decision-making process.  For example, as structural and individual changes are made to compensation throughout the year, the internal compensation committee must review a written proposal from the sponsoring executive. Our Human Resources department acts as a consultant to the internal compensation committee and identifies how any proposed changes impact the organization, the employee, and what, if any, compensation policies and procedures are implicated. Through this review any anomalies are highlighted and reviewed.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e) (1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Nonqualified Compensation Earnings ($) (h)	All Other Compensation ($) (2) (i)	Totals ($) (j)
Edward J. Graham (4)	2013	699,308	-	830,655	-	393,750	0	45,517	1,969,230
Chairman, President and Chief Executive Officer	2012	669,808	-	628,301	-	510,469	2,181,000	34,701	4,024,279
	2011	659,327	-	620,857	-	554,400	2,304,000	36,959	4,175,543
David A. Kindlick (5)	2013	314,654	-	189,400	-	94,336	0	17,415	615,805
Executive Vice President	2012	299,683	-	180,844	-	141,750	709,000	15,479	1,346,756
	2011	283,341	-	164,027	-	158,760	672,000	16,369	1,294,497
Stephen H. Clark	2013	234,327	-	43,814	-	62,100	68,000	15,772	424,013
Chief Financial Officer and Treasurer
Michael J. Renna (6) (7)	2013	329,308	-	203,638	-	137,250	0	15,586	685,782
President and Chief Operating Officer of South Jersey Energy Solutions	2012	299,673	-	180,844	-	166,800	86,000	15,197	748,514
	2011	278,458	-	163,721	-	176,153	72,000	12,041	702,373

Jeffrey E. DuBois	2013	319,758	-	194,226	-	138,217	136,000	15,888	804,089
Vice President and President of South Jersey Gas Company	2012	299,418	-	161,807	-	165,550	735,000	14,394	1,376,169
	2011	257,014	-	148,847	-	143,578	653,000	11,903	1,214,342
Gina Merritt-Epps (7)	2013	302,140	-	176,404	-	90,251	-	20,801	589,596
General Counsel and Corporate Secretary	2012	266,726	-	128,494	-	102,094	-	22,632	519,946
						102,094

Footnotes to Summary Compensation Table

(1)  Represents the full grant date fair value of awards in connection with the grants of restricted common stock, calculated in accordance with FASB ASC Topic 718.  See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 of performance-based restricted stock grants.

For the 2013 grant, the Named Executives deferred their stock grants upon vesting as follows:

Named Executive	Award	Vest Date	Deferral Date
Edward J. Graham	17,385	12/31/15	03/01/2018
David A. Kindlick	3,964	12/31/15	Not Deferred
Stephen H. Clark	917	12/31/15	Not Deferred
Michael J. Renna	4,262	12/31/15	Not Deferred
Jeffrey E. DuBois	4,065	12/31/15	03/01/2018
Gina Merritt-Epps	3,692	12/31/15	Not Deferred

(2)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, the value of a Company-provided automobile and the income value of group life insurance. The 2013 values for these items are listed below:

	Edward J. Graham	David A. Kindlick	Stephen H. Clark	Michael J. Renna	Jeffrey E. DuBois	Gina Merritt-Epps
401(k) Plan	$5,533	$7,540	$7,029	$6,599	$7,650	$7,009
401(k) Reimbursement	25,024	2,637	-	2,491	1,843	669
Group Life Insurance	6,932	2,989	2,077	1,086	1,599	972
Automobile	8,028	4,248	6,665	5,409	4,795	12,151
Total Value	$45,517	$17,414	$15,771	$15,585	$15,887	$20,801

(3) Non-equity incentive compensation in Proxy is stated as actual amounts paid out with respect to 2011, 2012 and 2013 performance under the Company’s Annual Incentive Plan.

(4) Mr. Graham’s Change in Pension Value is shown as $0 because his Present Value of Accumulated Benefit as of December 31, 2013 shown in the Pension Benefit Table is $602,000 less than his Present Value of Accumulated Benefit as of December 31, 2012.

(5) Mr. Kindlick served as CFO until November 22, 2013. His Change in Pension Value is shown as $0 because his Present Value of Accumulated Benefit as of December 31, 2013 shown in the Pension Benefit Table is $69,000 less than his Present Value of Accumulated Benefit as of December 31, 2012.

(6) Mr. Renna’s Change in Pension Value is shown as $0 because his Present Value of Accumulated Benefit as of December 31, 2013 shown in the Pension Benefit Table is $15,000 less than his Present Value of Accumulated Benefit as of December 31, 2012.

(7) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Ms. Merritt-Epps is not currently eligible for the SERP or the Retirement Plan.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our Named Executives during the year ended December 31, 2013.

Grants of Plan-Based Awards - 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Graham	1/03/13	0	525,000	787,500	0	17,385	26,078	-	-	830,655
David A. Kindlick	1/03/13	0	149,000	223,500	0	3,964	5,946	-	-	189,400
Stephen H. Clark	1/03/13	0	69,483	104,225	0	917	1,376	-	-	43,814
Michael J. Renna	1/03/13	0	180,000	270,000	0	4,262	6,393	-	-	203,638
Jeffrey E. DuBois	1/03/13	0	157,400	236,100	0	4,065	6,098	-	-	194,226
Gina Merritt-Epps	1/03/13	0	108,900	163,350	0	3,692	5,538	-	-	176,404

Footnotes to Grants of Plan-Based Awards Table

(1) Amounts represent potential cash awards payable to our Named Executives if all performance goals were achieved for 2013 performance.  Actual cash awards paid to our Named Executives for 2013 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2) Represents the possible payout of shares of the performance-based restricted stock grants to each Named Executive at the end of the 3-year performance period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFASB ASC Topic 718.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards

The following table sets forth certain information concerning our outstanding restricted stock awards for our Named Executives at December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End - 2013

Stock Awards

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2013	-	-	17,385	972,865
	2012	-	-	11,618	650,143
David A. Kindlick	2013	-	-	3,964	221,825
	2012	-	-	3,344	187,130
Stephen H. Clark	2013	-	-	917	51,315
	2012	-	-	698	39,060
Michael J. Renna	2013	-	-	4,262	238,501
	2012	-	-	3,344	187,130
Jeffrey E. DuBois	2013	-	-	4,065	227,477
	2012	-	-	2,992	167,432
Gina Merritt-Epps	2013	-	-	3,692	206,604
	2012	-	-	2,376	132,961

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table

(1) Represents grants of performance-based restricted stock at target performance (100 percent).  Actual shares awarded could range from 0 percent to 150 percent of target performance.

(2) Market value of Company common stock at December 31, 2013 was $55.96 and was used to calculate market value.

Stock Vesting - 2013

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executives during the year ended December 31, 2013.  No options are outstanding and none were exercised by the Named Executives during the year ended December 31, 2013. All performance-based restricted stock awards for 2013 were forfeited because the applicable performance targets were not achieved so no stock awards vested in 2013.

Stock Vested - 2013
Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Edward J. Graham	0	0
David A. Kindlick	0	0
Stephen H. Clark	0	0
Michael J. Renna	0	0
Jeffrey E. DuBois	0	0
Gina Merritt-Epps	0	0

Footnote to Stock Vested Table

(1) Performance based restricted stock awards for 2013 were forfeited when performance targets were not achieved.

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date		Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Edward J. Graham	Retirement Plan for Employees of SJI	31		$995,000	0
	SJI Supplemental Executive Retirement Plan	32		8,627,000	0
David A. Kindlick	Retirement Plan for Employees of SJI	33		1,247,000	0
	SJI Supplemental Executive Retirement Plan	34		2,856,000	0
Stephen H. Clark	Retirement Plan for Employees of SJI	16		411,000	0
	SJI Supplemental Executive Retirement Plan	17		732,000	0
Michael J. Renna (4)	Retirement Plan for Employees of SJI	15		299,000	0
Jeffrey E. DuBois	Retirement Plan for Employees of SJI	26		774,000	0
	SJI Supplemental Executive Retirement Plan	27		2,174,000	0
Gina Merritt-Epps (5)	SJI Supplemental Executive Retirement Plan	N/	A	-	-
		N/	A	-	-

Footnotes to Pension Benefits Table

(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on 2 percent of the participant’s “average of the highest three of the final six years’ salary” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual cash incentive for the highest three years in the final six years of employment.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year.  The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003.  A Participant is eligible for a normal retirement benefit under the Retirement Plan after having attained age 65.  We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest three years of the final six years of employment immediately preceding retirement.

A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60.

The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.

(3) We base present values for participants on a 5.09 percent discount rate and RP-2000 mortality projected to 2020 (postretirement only), and no preretirement decrements.

(4) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

(5) Ms. Merritt-Epps is not currently eligible for the SERP or the Retirement Plan.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non-tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s Named Executives pursuant to previously issued performance-based, restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock	-	-	81,361	0	2,553,386
	Deferral Plan
David A. Kindlick	Restricted Stock	299,386	-	21,426	233,159	672,417
	Deferral Plan
Stephen H. Clark	Restricted Stock	-	-	-	-	-
	Deferral Plan
Michael J. Renna	Restricted Stock	-	-	46,168	297,892	146,493
	Deferral Plan
Jeffrey E. DuBois	Restricted Stock	271,686	-	13,485	289,862	423,218
	Deferral Plan
Gina Merritt-Epps	Restricted Stock	184,836	-	7,559	58,883	237,238
	Deferral Plan

Footnotes to Nonqualified Deferred Compensation Table

(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executives calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2013, which was $55.96.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive.  The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2013 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted average exercise price of outstanding options, warrants and rights ($) (2)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1)	94,191	(2)	-	1,105,271
Equity compensation plans not approved by security holders	-		-	-
Total	94,191	(2)	-	1,105,271

Footnotes to Equity Compensation Plan Information

(1) These plans include those used to make awards of performance-based, restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore, the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments

The Committee approved new Change in Control Agreements (“CIC Agreements”) for all Named Executives effective January 1, 2013 that only provide for severance benefits upon a termination following a change of control.  A summary of the CIC Agreements terms are set below:

•
Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive following a change in control. No severance is payable upon a termination without a change of control;

•
Severance equals two times (three times for the CEO) base salary and average annual cash bonus for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two or three year period, less the employee contribution rate; and

•	Accelerated vesting of all time based equity awards while performance based awards vest only to the extent provided in the award agreement evidencing the performance based awards.

In connection with the approval of the new CIC Agreements, the Committee adopted the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”).  All Named Executives were designated by the Committee to participate in the Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive, absent a change in control:

•	A lump sum cash payment equal to one times annual base salary;

•
A monthly reimbursement of the COBRA premium cost for the Named Executives and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the Named Executives are eligible for and timely elect COBRA continuation coverage; and

•	Accelerated vesting of all time-based equity awards while performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

Below is an estimate of the amounts payable to each Named Executive under the CIC Agreements and the Officer Severance Plan, assuming a termination of employment on December 31, 2013.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Companies for Cause	Termination by the Officer for Good Reason or by the Company without Cause following a CIC	Termination by the Officer for Good Reason or by the Company without Cause without a CIC
Edward J. Graham
Cash Compensation	$0	$0	$2,669,568	$726,638
Equity Compensation	$865,291	$0	$1,623,008	$0
David A. Kindlick
Cash Compensation	$0	$0	$966,074	$331,613
Equity Compensation	$210,260	$0	$408,955	$0
Stephen H. Clark
Cash Compensation	$0	$0	$727,433	$301,638
Equity Compensation	$47,230	$0	$90,375	$0
Michael J. Renna
Cash Compensation	$0	$0	$1,023,419	$356,638
Equity Compensation	$0	$0	$425,632	$0
Jeffrey E. DuBois
Cash Compensation	$0	$0	$956,160	$336,613
Equity Compensation	$207,642	$0	$394,909	$0
Gina Merritt-Epps
Cash Compensation	$0	$0	$824,236	$329,413
Equity Compensation	$0	$0	$339,565	$0

Below is a description of the assumptions that we used in determining the payments in the tables above upon termination as of December 31, 2013:

Retirement

Named Executive retires from the Company upon attaining both 55 years of age and 10 years of continuous service with the Company.

Change in Control (CIC)

A change of control shall generally mean any of the following: (1) consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation; (2) sale or other disposition of substantially all of the assets of the Company; (3) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (4) the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors.

Cash Compensation

Termination following a Change of Control (Good Reason or Without Cause) – The CIC Agreements provide that the Company shall pay the Named Executives as severance pay an amount equal to two times (three times for the CEO) base salary and average annual cash bonus, along with COBRA coverage for the applicable two or three year period as set forth above. The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the Named Executive without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.  The only other payments that would be considered parachute payments upon a change of control is the acceleration of unvested restricted stock awards.  No Named Executives would be subject to a cutback under Section 280G of the Code but Ms. Merritt-Epps may be subject to an excise tax under Section 4999 of the Code but would receive the greatest after-tax amount after paying any applicable excise tax and thus no cutback would apply.  The 280G analysis does not reflect any allocation of payments that may be made with respect to applicable non-compete provisions or any ameliorative tax planning strategies.

Termination for Other than Cause or for Good Reason without a Change of Control – The Company shall pay the each Named Executive as severance pay an amount equal to 100% of the Named Executives’ base salary, along with COBRA reimbursement for the same 12 month period.

Equity Compensation

Retirement – Named Executives are entitled to pro-rated monthly vesting upon retirement, based on the applicable 3-year performance period.  The amount for Messrs. Graham, Kindlick, Clark and DuBois who are eligible for retirement, represents the pro-rated value of outstanding target shares from the 2012 and 2013 restricted stock awards.

Change of Control – Upon a qualifying termination following change of control, all unvested restricted stock awards that are outstanding vest and pay at target level performance.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change of control. The amounts disclosed represent the value of outstanding 2012 and 2013 awards based on target level performance.

Stock Price – Assumed to be $55.96 based on the closing price as of December 31, 2013.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2013 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2008 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utilities Index is a commonly used indicator of utility common stock performance based on companies considered electric, gas or water utilities that operate as independent producers and/or distributors of power. For the 5-year period ending December 31, 2013, investors received a 10.4 percent annualized total return compared with the 17.9 percent and 10.2 percent returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2013 for the Company was 14.7 percent. This compares with 32.4 percent for the S&P 500 and 113.2 percent for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

S&P 500	100	126.5	145.5	148.6	172.4	228.2
S&P UTIL	100	111.9	118.0	141.5	143.3	162.3
SJI	100	99.1	141.2	156.1	142.8	163.9

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2013 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2013, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Gina Merritt-Epps, General Counsel and Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,
Gina Merritt-Epps
General Counsel & Corporate Secretary

March 24, 2014

Please note new location!

Directions to Stockton Seaview Hotel and Golf Club
for the Annual Meeting of Shareholders

Stockton Seaview Hotel and Golf Club, Bayview Room
401 South New York Road, Galloway, New Jersey

9:15 a.m. - doors will open to the public for continental breakfast
10:00 a.m. - meeting begins
11:00 a.m. - meeting adjourns

Admission to the Meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Parking Instructions:
Free valet parking is available at the hotel’s main entrance on New York Rd. (Route 9).

The meeting will be held in a separate building so please note you will have a long walk if you valet park. Signs will guide you to the meeting room. Self parking adjacent to the meeting room is located on Bartlett Ave, which is off of New York Rd (Route 9). Shuttle service from self parking to the Bayview Room is available.

From North:
Garden State Parkway, Exit 48, South on New York Road (Route 9) (7 miles). Resort on Right.

From West:
Atlantic City Expressway, Exit 12, Left on Wrangleboro Road (Route 575) for 3.8 miles, Right on Jimmie Leeds Road. Proceed east 5.9 miles. Right on New York Road (Route 9). Resort on Right.

From South (Absecon):
Mill Rd toward Delaware Ave. (.4 mi) Turn slight left onto E Wyoming Ave. (Route 9).
Continue to follow Route 9 (2 mi). Resort is on the Left.

South Jersey Industries

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2014.

Vote by Internet

- Go to **www.investorvote.com/sji**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2, 3 and 4.

1. To elect eleven Directors (term expiring 2015):

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Sarah M. Barpoulis	☐	☐	☐	02 - Thomas A. Bracken	☐	☐	☐	03 - Keith S. Campbell	☐	☐	☐
04 - Sheila Hartnett-Devlin	☐	☐	☐	05 - Victor A. Fortkiewicz	☐	☐	☐	06 - Edward J. Graham	☐	☐	☐
07 - Walter M. Higgins III	☐	☐	☐	08 - Sunita Holzer	☐	☐	☐	09 - Joseph H. Petrowski	☐	☐	☐
10 - Michael J. Renna	☐	☐	☐	11 - Frank L. Sims	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

01RZZD

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
South Jersey Industries Shareholders

Thursday, April 24, 2014, 10:00am Local Time
Stockton Seaview Hotel & Golf Club
401 South New York Road, Galloway, New Jersey, 08205

Upon arrival, please present this admission ticket and photo identification at the registration desk.

From Absecon (South): Mill Rd toward Delaware Ave. (.4 mi) Turn slight left onto E Wyoming Ave/US-9. Continue to follow US-9 (2 mi). Resort is on the Left.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

South Jersey Industries

+

Proxy — SOUTH JERSEY INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 24, 2014.

The undersigned shareholder hereby appoints Edward J. Graham and Gina Merritt-Epps, Esq., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 24, 2014, and at any adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposals 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +